Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations

(713) 849-9911

IR@flotekind.com

Flotek Industries Provides First Quarter Financial & Operational

Update, Provides Details of Investor Presentation

HOUSTON, April 16, 2012 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) provided select financial and operational data today in conjunction with the Company’s presentation at the Independent Petroleum Association of America’s (“IPAA”) New York Oil & Gas Investment Symposium.

Financial and Operational Update

In a presentation this morning at the IPAA New York Oil & Gas Symposium and posted on Flotek’s website, www.flotekind.com, Flotek provided the following financial information.

While Flotek has not completed its final review of first quarter, 2012 results, the Company believes that revenue for the quarter ending March 31, 2012 should exceed $78 million. Strong performance in Chemical and Logistics and Drilling Tools segments led the growth in revenue. In comparison, revenue in the first quarter of 2011 was $52.9 million.

Flotek also announced that as of March 31, 2012, the Company had a cash balance of approximately $13.3 million. During the quarter the Company made its regular semi-annual interest payment on its convertible debt of approximately $1.85 million. In addition, as announced in January, the Company repurchased $36 million of its 5.25% Senior Secured Convertible Notes due in 2028. The Company was also a cash taxpayer in the first quarter, making payments of approximately $4.0 million for federal and state income taxes.

“We are pleased with our results in the first quarter of 2012,” said Flotek Chairman, Chief Executive Officer and President John Chisholm. “While a number of oilfield service companies have expressed caution regarding activity and results during the first three months of the year, Flotek continued to see opportunities for growth and additional market penetration. While a challenging natural gas market has had an impact on certain products, Flotek’s proprietary chemistries continue to gain market share among liquids producers. In addition, our drilling products division continues to post solid results, especially through its Teledrift and Cavo drilling motors divisions.”

Company margins remain solid. First quarter, 2012 enterprise-wide gross margins are expected to exceed 42%, compared to gross margins of 40.9% for the year ending December 31, 2011. Gross margins in the Chemicals and Logistics segment remain solid with segment gross margins expected to exceed 43% in the first quarter of 2012, compared to 40% for the fourth quarter and approximately 41% for the full-year, 2011.

“Flotek’s re-focused chemical marketing program is beginning to provide results,” said Chisholm. “First quarter invoiced sales of our patented Complex Nanofluids (“CnF”) chemistries were more than 73% above first quarter, 2011 levels and over 35% above fourth quarter, 2011 levels. While Canadian break-up typically impacts second-quarter chemical revenues, we believe this trend should continue through the balance of 2012.”

Preliminary results suggest that first quarter, 2012 operating income will exceed $16 million, compared to $9.3 million in the first quarter of 2011 and $15.6 million in the fourth quarter, 2011.

“While we are still reviewing our final first quarter results, we are pleased with the Company’s performance after the first three months of 2012,” concluded Chisholm. “Although we are more focused on our internal metrics than external expectations, we believe first quarter earnings will exceed current ‘consensus’ estimates, excluding non-cash items including expenses related to the change in fair value of warrant liability and expenses related to the early retirement of debt. All-in-all, 2012 is off to a solid start for Flotek.”

Presentation at Independent Petroleum Association of America Oil & Gas Symposium

As previously announced, Flotek will make a presentation at the Independent Petroleum Association of America (IPAA) New York Oil and Gas Investment Symposium in New York City on Monday, April 16, 2012. John Chisholm, Chairman and President of Flotek, will present to conference attendees beginning at 9:35 a.m. EDT.

A webcast of Flotek’s IPAA presentation can be by visiting the Company website at http://www.flotekind.com and accessing the Investor Relations section. The presentation will be webcast live beginning at 9:35 a.m. on Monday, April 16, 2011. The presentation slides will be available on the Flotek website coincident with the conference presentation. A replay of the webcast will be available following the presentation on the Flotek website.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

SOURCE Flotek Industries, Inc.